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                               CHANGE IN CONTROL
                                   AGREEMENT

     This Agreement ("Agreement"), dated as of November 8, 1996, is made by and between TPC Corporation, a Delaware corporation (the "Company"), and D. Hughes Watler, Jr. (the "Executive").

                                   RECITALS

     The Board of Directors of the Company (the "Board") has determined that it is in the best interest of the Company and its shareholders to ensure that the Company will have the continued dedication of the Executive, notwithstanding the possibility, threat, or occurrence of a Change in Control (as defined below) of the Company. The Board believes it is imperative to diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by any pending or threatened Change in Control and to encourage the Executive's full attention and dedication to the Company currently and in the event of any threatened or pending Change in Control, and to provide the Executive with compensation arrangements upon a Change in Control that ensure that the compensation expectations of the Executive will be satisfied and that are competitive with those of other corporations.

                                   AGREEMENT

     NOW, THEREFORE, in consideration of the premises and covenants herein contained, and for other good and valuable consideration, the Company and the Executive hereby agree as follows:

1.   DEFINITIONS

     1.1 BASE AMOUNT means the Executive's base amount on the date of the Change in Control, as determined in accordance with Code Section 280G.

     1.2  BOARD means the Board of Directors of the Company.

     1.3 CHANGE IN CONTROL shall mean any of the following events that occur during the Term of this Agreement:

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          (a)  The acquisition by any individual, entity, or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of (i) a percentage of the then outstanding shares of common stock (assuming, for purposes of this definition, that all shares of Class B Common Stock have been converted into the same number of shares of Class A Common Stock) of the Company (the "Outstanding Company Common Stock") that, when added to the beneficial ownership previously held by that Person, and to the largest holding of beneficial ownership in Outstanding Company Common Stock by any other Person, equals or exceeds 50%, or (ii) a percentage of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities") that, when added to the beneficial ownership previously held by that Person, and to the largest holding of beneficial ownership in Outstanding Company Voting Securities by any other Person, equals or exceeds 50%; provided, however, that for purposes of this subparagraph (a), the following acquisitions shall not in and of themselves constitute a Change in Control hereunder: (x) any acquisition of securities of the Company made directly from the Company and approved by a majority of the directors then comprising the Incumbent Board (as defined below), (y) any acquisition of beneficial ownership of a higher percentage of the Outstanding Company Common Stock or the Outstanding Company Voting Securities that results solely from the acquisition, purchase, or redemption of securities of the Company by the Company so long as such action by the Company was approved by a majority of the directors then comprising the Incumbent Board, or (z) any acquisition by any Company pursuant to a transaction that complies with clauses (i), (ii), and (iii) of subparagraph (c) hereof; or

          (b) Individuals who, as of November 8, 1996, constituted the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to November 8, 1996 whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

          (c) Consummation of a reorganization, merger, or consolidation or sale or other disposition of all or substantially all the assets of the Company (a

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"Business Combination"), in each case, unless, following such Business
Combination, (i) all or substantially all of the individuals and entities that were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially owned, directly or indirectly, more than 75% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the company resulting from such Business Combination (including, without limitation, a company which as a result of such transaction owns the Company or all or substantially all the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be,
(ii) no Person (excluding any company resulting from such Business Combination) beneficially owns, directly or indirectly, 25% or more of, respectively, the then outstanding shares of common stock of the company resulting from such Business Combination (including, without limitation, a company which as a result of such transaction owns the Company or all or substantially all the Company's assets either directly or through one or more subsidiaries) or the combined voting power of the then outstanding voting securities of such company except to the extent that such ownership existed prior to the Business Combination, and (iii) at least a majority of the members of the board of directors of the company resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

          (d) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

     1.4  CODE means the Internal Revenue Code of 1986, as amended.

     1.5  COMPANY means TPC Corporation and any successor thereto.

     1.6  DIRECTOR means a member of the Board.

     1.7 DISABILITY has the same meaning as the definition of disability under the Company's long-term disability plan.

     1.8  GOOD REASON shall mean any of the following:

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          (a)  the assignment to the Executive of any duties inconsistent with the Executive's duties at the time of a Change in Control or a change in the Executive's reporting responsibilities as in effect immediately prior to the Change in Control, without the Executive's express written consent; or any removal of the Executive from or any failure to reelect the Executive to positions held by the Executive immediately prior to the Change in Control, except in connection with promotions to higher office;

          (b) a reduction in the Executive's total compensation as in effect immediately prior to the Change in Control;

          (c) the failure of the Company substantially to maintain and continue the Executive's relative level of participation in the same or substantially comparable bonus, stock incentive programs, and retirement and welfare benefit plans as provided immediately prior to the Change in Control;

          (d) the failure of the Company substantially to provide and continue for the Executive the same or substantially comparable fringe benefits; or

          (e) the Company's requiring the Executive to be based anywhere other than in or within 20 miles of the Executive's principal place of employment at the time of the Change in Control, except for required travel on the Company's business to an extent substantially consistent with the Executive's prior business travel obligations or, in the event the Executive consents to relocation, the failure of the Company to pay (or reimburse the Executive for) all reasonable moving expenses incurred by the Executive relating to a change in the Executive's principal residence in connection with such relocation.

     1.9  HOLDOVER PERIOD means the period following a Change in Control that
(a) begins on the date that the Company provides the Executive with written notice that the Company requires the services of the Executive and (b) ends on the date specified in the notice but no later than six months after the date of the Change in Control.

     1.10 PROTECTED PERIOD shall be the period of time beginning upon the later of (a) the date of a Change in Control or (b) the last day of the Executive's Holdover Period, and ending two years after such date.

     1.11 RETENTION BONUS means the Executive's benefit, as described in Subsection 2.1 of this Agreement.

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     1.12 SEVERANCE COMPENSATION means the Executive's severance benefit, as described in Subsection 2.2 of this Agreement.

     1.13 TERM has the meaning set forth in Section 8 of this Agreement.

     1.14 TERMINATION OF EMPLOYMENT shall be deemed to have occurred for purposes of this Agreement and the Executive shall be entitled to the Severance Compensation hereunder if following a Change in Control that occurs during the Term of this Agreement, the Executive (a) is terminated by the Company during the Holdover Period or the Protected Period for any reason other than willful dishonesty or the commission of a felony for which he is convicted and which, in either case, may cause material harm to the Company, (b) terminates employment during the Protected Period where such termination in any way follows or results from a Good Reason, or (c) terminates employment during the Holdover Period where such termination in any way follows or results from a Good Reason described in Subsection 1.8(b)-(e) of this Agreement. The Executive is not entitled to benefits under this Agreement if he terminates service during the Holdover Period for a Good Reason described in Subsection 1.8(a) of this Agreement; provided, however, that immediately following the end of the Holdover Period, the Executive may have a Termination of Employment for a Good Reason described in Subsection 1.8(a) based on events that occurred during the Holdover Period.

2.   BENEFITS

     2.1 RETENTION BONUS. Upon a Change in Control, the Executive shall be entitled to a cash payment equal to two-thirds times the Base Amount as a Retention Bonus. The Retention Bonus shall be paid within three business days after the Change in Control.

     2.2 SEVERANCE COMPENSATION. Upon Termination of Employment, the Executive shall be entitled to receive a cash payment equal to four-thirds times the Base Amount. The Severance Compensation shall be paid within three business days after the Termination of Employment.

     2.3 HEALTH COVERAGE. Upon Termination of Employment, the Executive shall be entitled to receive continuing group medical and dental insurance coverage for a period of 24 months after Termination of Employment, at no cost to the Executive.

     2.4 EXCEPTION TO BENEFIT ELIGIBILITY. The Executive shall not be entitled to receive any of the benefits under this Agreement if the Executive is one of the "Persons" (or a member of a group within the meaning of Section 13(d)(3) of the Exchange Act that constitutes the "Person") whose beneficial ownership results in a "Change in Control" under Subsection 1.3(a) or clause
(ii) of Subsection 1.3(c) or if the Executive is (i) a general partner, executive officer, or director of any such

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Person, (ii) a person controlling any such Person, (iii) a general partner , executive officer, or director of any person controlling any such person, or
(iv) a beneficial owner of (x) any equity interest in any such Person or controlling person, if such Person or controlling person was formed for the purpose of engaging in the transaction resulting in the Change in Control or
(y) more than 5% of the outstanding equity interest therein, if not so formed.

3.   DEATH BENEFITS

          If the Executive's employment with the Company is terminated after a Change in Control and during the Protected Period due to death, the Executive shall receive no Severance Compensation under Subsection 2.2 of this Agreement; provided however, that if the Executive dies either (a) during the Holdover Period or (b) after a Termination of Employment, but prior to payment of all benefits under Section 2 of this Agreement, then the Executive's surviving spouse (or if no spouse survives the Executive, the Executive's estate) shall be entitled to the Severance Compensation. For purposes of this Section 3, the Executive will be deemed to be in a Holdover Period for the six-month period immediately following a Change in Control unless the Executive has received written notice from the Company stating that a Holdover Period is not applicable to the Executive or unless the time period prescribed by the Company for the Holdover Period has expired. The benefits prescribed herein are in addition to those available under applicable law and under the terms of the Company's benefit plans and programs.

4.   DISABILITY BENEFITS

          If the Executive's employment with the Company is terminated after a Change in Control and during the Protected Period due to Disability, the Executive shall receive no Severance Compensation under Subsection 2.2 of this Agreement; provided, however, that if the Executive terminates employment due to Disability during the Holdover Period, the Executive shall receive Severance Compensation as if the date of termination due to Disability were the date of a Termination of Employment. For purposes of this Section 4, the Executive will be deemed to be in a Holdover Period for the six-month period immediately following a Change in Control unless the Executive has received written notice from the Company stating that a Holdover Period is not applicable to the Executive or unless the time period prescribed by the Company for the Holdover Period has expired. The Executive shall also be eligible for disability benefits available under applicable law and under the terms of the Company's benefit plans and programs.

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5.   CERTAIN REDUCTION IN PAYMENTS

          Notwithstanding anything to the contrary in this Agreement, the provisions of this Section 5 shall apply in the event that any payment or distribution (whether paid or payable, or distributed or distributable, pursuant to the terms of this Agreement or otherwise, but determined without regard to any reductions in payments required under this Section 5 (a "Payment")) to the Executive would constitute a "parachute payment" within the meaning of Code Section 280G; this Section 5 shall not be applicable if no such Payment to the Executive constitutes a parachute payment under Code
Section 280G.

          In the event that a nationally recognized accounting firm chosen by the Company (the "Accounting Firm") shall determine that receipt of all Payments would subject the Executive to the excise tax imposed by Code
Section 4999, then the aggregate present value of all Payments shall be reduced (but not below zero) such that such aggregate present value of Payments equals the Reduced Amount. If the Accounting Firm determines that some amount of Payments would result in a Reduced Amount, the Company shall promptly notify the Executive of the Accounting Firm's decision and further provide a copy of the detailed computations, and the Executive shall be entitled solely to the Reduced Amount. The Executive may then elect which of the Payments shall be eliminated or reduced (as long as after such election the present value, as determined in accordance with Code Section 280G(d)(4) ("Present Value"), of the aggregate Payments equals the Reduced Amount). The Executive shall advise the Company in writing of such election within 20 days of his receipt of notice.
If no such election is made by the Executive within the 20-day period, the Company may elect which of such Payments shall be eliminated or reduced (as long as after such election the Present Value of the aggregate Payments equals the Reduced Amount) and shall promptly notify the Executive of such election. All fees and expenses of the Accounting Firm shall be borne solely by the Company.

          The "Reduced Amount" shall be an amount expressed in present value which maximizes the aggregate present value of Payments without causing any Payment to be nondeductible by the Company because of Code Section 280G or subject to an excise tax on the Executive under Code Section 4999. For purposes of this Section 5, Present Value shall be determined in accordance with Code Section 280G(d)(4).

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6.   NO CONTRACT OF EMPLOYMENT

          This Agreement shall not be construed so as to create a contract, promise, or guarantee of employment for any particular term or duration, in any particular position or assignment, or at any particular level of compensation or benefits.

7.   NON-ALIENATION OF BENEFITS

          No right or benefit at any time under the Agreement shall be subject to alienation, sale, transfer, assignment, pledge, or any encumbrance of any kind. If the Executive shall attempt to or shall alienate, sell, transfer, assign, pledge, or otherwise encumber his or her rights, benefits, or amounts payable under the Agreement, or any part thereof, or if by reason of his bankruptcy or other events happening at any time, such benefits would otherwise be received by anyone else, the Company in its sole discretion may terminate his interest in any such right or benefit and hold or pay it to, or for the benefit of, such person, his spouse, children, or other dependents, or any of them as the Company may determine.

8.   TERM OF THIS AGREEMENT

          The Term of this Agreement shall commence on the date of this Agreement and end on the first anniversary of that date; PROVIDED, HOWEVER, that the Term shall automatically be extended without further action by the parties for additional one-year periods, unless written notice of the Company's intention not to extend has been given to the Executive at least six months prior to the expiration of the then effective Term. This Agreement shall be void and of no effect if (i) a Change in Control occurs after the expiration of the Term, or (ii) the Executive's employment with the Company and its subsidiaries is terminated for any reason prior to a Change in Control.

9.   RESOLUTION OF DISPUTES

          (a) Any disputes arising under or in connection with this Agreement shall be resolved, in the Executive's discretion, either (i) by arbitration, to be held in Houston, Texas in accordance with the rules and procedures of the American Arbitration Association, or (ii) by litigation.

          (b) All costs, fees, and expenses of any arbitration or litigation in connection with this Agreement that results in any decision or settlement requiring the Company to make a payment to the Executive, including, without limitation, attorneys' fees of both the Executive and the Company, shall be borne by, and be

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the obligation of, the Company.  In no event shall the Executive be required to reimburse the Company for any of the costs and expenses incurred by the Company relating to arbitration or litigation.

10.  MISCELLANEOUS

     10.1 APPLICABLE LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without regard to principles of conflict of laws.

     10.2 AMENDMENTS/WAIVER. This Agreement may not be amended, waived, or modified otherwise than by a written agreement executed by the parties to this Agreement or their respective successors and legal representatives. No waiver by any party to this Agreement of any breach of any term, provision, or condition of this Agreement by the other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same time, or any prior or subsequent time.

     10.3 NOTICES. All notices and other communications hereunder shall be in writing and shall be given by hand-delivery to the other party, by facsimile transmission, by overnight courier, or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:     D. Hughes Watler, Jr.
                         23 Woodsborough Circle.
                         Houston, Texas  77055


If to the Company:       TPC Corporation
                         200 West Lake Park Boulevard
                         Suite 1000
                         Houston, Texas 77079.

     10.4 PAYMENT OBLIGATION ABSOLUTE. Subject to Section 5 and to Subsection 2.4, the obligations of the Company to pay the benefits described in Section 2 shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense, or other right which the Company may have against the Executive. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, nor shall the amount of any payment hereunder be reduced by any compensation earned by the Executive as a result of employment by another employer.

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     10.5 TAX WITHHOLDING.  The Company may withhold from any benefits payable under this Agreement all federal, state, city, or other taxes that are required by any law or governmental regulation or ruling.

          IN WITNESS WHEREOF, the Executive has hereunto set the Executive's hand and the Company has caused this Agreement to be executed in its name and on its behalf, all as of the day and year first above written.

                              TPC CORPORATION



                              By:  /s/ John A. Strom
                                 -------------------------------
                                   John A. Strom, President


                                   /s/ D. Hughes Watler, Jr.
                              ----------------------------------
                                       D. Hughes Watler, Jr.



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